PROGEN
                                                            INDUSTRIES UNLIMITED

     PROGEN EXTENDS PI-88 MELANOMA CLINICAL PROGRAM TO FIRST LINE TREATMENT


BRISBANE,  AUSTRALIA WEDNESDAY FEBRUARY 2, 2005. Progen Industries Limited (ASX:
PGL, NASDAQ: PGLAF), announced today that the Company is planning a new PI-88 phase II clinical trial in patients with advanced melanoma in combination with the chemotherapy agent DTIC (dacarbazine), as first-line treatment. This will involve the treatment of melanoma patients earlier than in current PI-88 studies; thereby significantly expanding the potential market for the drug.

An external review panel is currently evaluating patient responses to PI-88 in the current phase II melanoma study, in which the drug is being investigated as a single-agent in patients that had established Stage III/IV melanoma that had either not responded to other treatments or had few treatment options open to them. Recruitment of patients was completed as planned in 6 months. Although formal assessment of trial data will not be available for several months, the body of data to date has provided investigators sufficient evidence to support a combination trial. The new trial is scheduled to start by the end of the next calendar quarter.

Dr Rob Don, Progen's Vice President for Research and Development commented "We are encouraged that the melanoma data to date provide meaningful information that allows us to move PI-88 forward into combination treatment with an established chemotherapy agent as first-line therapy. This will potentially allow us to treat a greater number of melanoma patients who are also at an earlier stage of their disease progression and where, based on PI-88's mechanism, we would expect to see greater efficacy. PI-88 has been shown to retard the growth of tumors by inhibiting angiogenesis, or the growth of new blood vessels that feed tumors, and by inhibiting metastasis, which is the spread of a primary cancer to other areas and organs in the body. Targeting both processes simultaneously, in combination with chemotherapy or other agents as early as possible in the disease cycle is believed to be an effective way to manage cancer."

In reference to PI-88's recent clinical progress, Progen's Managing Director Lewis Lee added, "As the current PI-88 phase II program progresses, the quality and amount of data that we are accumulating are extremely valuable. It is important that we maintain the momentum of the current clinical program to ensure PI-88's competitiveness and to aid its commercialisation. The Company strategy remains to amass a robust PI-88 clinical data package that reflects proof-of-concept in clinical trials spanning a range of disease indications providing critical decision-making information required to progress the program towards phase III clinical development. In parallel, the PI-88 out-licensing initiative continues with pharmaceutical and biotechnology companies. A suitable licensing partner is being sought to accelerate and to broaden clinical development and ultimately commercialisation of the product and Progen expects to continue its involvement with PI-88's development."

Two hundred and thirty three cancer patients and healthy volunteers have now been treated with PI-88 for periods from one month to up to 42 months. The following table provides a snap shot of PI-88's phase II program


                                 PROGEN'S CLINICAL TRIAL PROGRAM
------------------------------------------------------------------------------------------------
INDICATION           PH           TREATMENT                      STATUS & KEY POINTS
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                                                      Trial initiated January 2004.
                                                      Recruitment concluded - 44 patients.
ADVANCED                  Self-administration of      Orphan Drug status granted May 2004;
MELANOMA             II   subcutaneous PI-88          Stage II (high risk), III and IV melanoma.
                          as a single agent.          External Response Review Panel is
                                                      assessing trial data.
                                                      Data expected to be finalized by the end
                                                      of Q2 CY05.
------------------------------------------------------------------------------------------------
ADVANCED                  Combined therapy with       Protocol review.
MELANOMA             II   PI-88 and DTIC              Expected trial initiation by the end of Q2
                          (dacarbazine)            .  CY05.
------------------------------------------------------------------------------------------------
                                                      Trial initiated February 2004.
                          Combined therapy with       100 patients to be recruited.
ADVANCED LUNG        II   PI-88 and Taxotere(R)       Completion of recruitment expected by the
CANCER (NSCLC)            (docetaxel).                end of Q4 CY05.
------------------------------------------------------------------------------------------------
                          Self-administration with    Completed - 19 patients
MULTIPLE MYELOMA     II   subcutaneous PI-88 as a     Disease stabilisation in 41% of evaluable
                          single agent.               patients for 8 weeks or longer.
------------------------------------------------------------------------------------------------
PRIMARY LIVER
CANCER                    PI-88 adjuvant to surgery
(POST RESECTION OR   II   Self-administration of      Trial initiated July 2004.
POST SURGERY)             subcutaneous PI-88.         340 patients to be recruited.
------------------------------------------------------------------------------------------------


ABOUT  PI-88
PI-88 is one of a new class of multi-targeted cancer therapeutics inhibiting both angiogenesis or tumor promoting factors such as Vascular Endothelial Growth Factor, Fibroblast Growth Factors 1 and 2, and heparanase, an enzyme implicated in metastasis (tumor spread). PI-88 is currently being studied in Phase II clinical trials in the U.S. and Australia under an active company-sponsored Investigational New Drug application, or IND, with the United States Food and Drug Administration, or FDA.


ABOUT  PROGEN:
Progen Industries Limited is an Australian based globally focused biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of cancer.

Progen's  three  key  areas  of  focus  are:
- CLINICAL DEVELOPMENT - via a focused clinical trial programme involving its two compounds PI-88 and PI-166.
- DRUG DISCOVERY - projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
- COMMERCIAL SERVICES - manufacturing of biopharmaceutical products to global standards.


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KEYWORDS  -  Progen,  cancer,  melanoma,  drug  discovery,  PI-88,  PI-166, angiogenesis,  heparanase,


WEB  LINKS  TO  RECENT  NEWS  AND  OTHER  INFORMATION  ABOUT  PROGEN:
AGM Managing Director's Address         www.progen.com.au/?page=nepress2004.html
                                        ----------------------------------------
AGM Chairman's Address                  www.progen.com.au/?page=nepress2004.html
                                        ----------------------------------------
Phase II Liver Cancer Trial Launched    www.progen.com.au/?page=nepress2004.html
                                        ----------------------------------------
PI-88 Receives Orphan Drug Designation  www.progen.com.au/?page=nepress2004.html
                                        ----------------------------------------
Third phase II launched - Lung Cancer   www.progen.com.au/?page=nepress2004.html
                                        ----------------------------------------
Melanoma phase II Trial Commenced       www.progen.com.au/?page=nepress2004.html
                                        ----------------------------------------
PI-88 mode of action                    www.progen.com.au/?page=repi-88.html
                                        ----------------------------------------
Progen's drug development pipeline      www.progen.com.au/?page=pihome.html
                                        ----------------------------------------
Progen Industries Ltd                   www.progen.com.au
                                        ----------------------------------------


CONTACTS:

PROGEN INFORMATION:
Sarah Meibusch                               Lewis Lee
Business Development Manager                 Managing Director
Progen Industries Limited                    Progen Industries Limited
Sarah.Meibusch@progen.com.au                 Lewis.Lee@progen.com.au
----------------------------                 -------------------------
Ph:  61 7 3273 9100                          Ph: 61 7 3273 9100



This press release contains forward-looking statements that are based on current management expectations. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


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